Exhibit 99.1

KalVista Pharmaceuticals Reports First Fiscal Quarter Results

– KVD900 On-Demand Data Expected Q4 2020 –

Cambridge, MA and Salisbury, England, September 14, 2020 – KalVista Pharmaceuticals, Inc. (NASDAQ: KALV), a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors, today provided an operational update and released financial results for the first fiscal quarter ended July 31, 2020.

“We are pleased that our KVD900 Phase 2 trial has met its enrollment target and data is expected before the end of this year. We believe KVD900 can bring the first effective and well-tolerated oral on-demand treatment option to patients suffering from hereditary angioedema attacks,” said Andrew Crockett, Chief Executive Officer of KalVista. “Our portfolio of oral options intended to treat HAE also includes prophylactic treatment candidate KVD824, for which we are completing our formulation studies which include dosing in subjects. We look forward to providing additional pharmacokinetic and pharmacodynamic data for KVD824 later this year in advance of starting a Phase 2 clinical trial.  Similar to KVD900, our goal with KVD824 is to conduct a robust Phase 2 trial to provide proof-of-concept and potentially an expedited development pathway. We will provide further details on our plans as we prepare to initiate the trial.”

First Fiscal Quarter and Recent Business Highlights:

•

Met enrollment target for the Phase 2 clinical trial intended to evaluate the safety and efficacy of KVD900 compared to placebo in the treatment of HAE attacks. This trial is expected to provide data in the fourth quarter of 2020.

•	Submitted a Pediatric Investigational Plan (PIP) to the European Medicines Agency (EMA) for KVD900.

First Fiscal Quarter Financial Results:

•

Revenue: No revenue was recognized for the three months ended July 31, 2020, compared to $3.4 million for the same period in the prior fiscal year. The decrease of $3.4 million was due to the expiration of the Merck Option Agreement in February 2020. No future revenue remains under this agreement.

•

R&D Expenses: Research and development expenses were $11.2 million for the three months ended July 31, 2020, compared to $9.7 million for the same period in the prior fiscal year. The increase in spending during the quarter primarily reflects increased costs related to the ongoing clinical trial for KVD900 as well as increased expenses in relation to the development of KVD824, primarily offset by a decrease in spending on KVD001 which concluded a Phase 2 clinical trial in December 2019, and a decrease in spending on preclinical activities.

•	G&A Expenses: General and administrative expenses were $3.3 million for the three months ended July 31, 2020, compared to $3.2 million for the same period in the prior fiscal year.

•

Net Loss: Net loss was $10.8 million, or $(0.61) per weighted average basic and diluted share, for the three months ended July 31, 2020, compared to net loss of $7.3 million, or $(0.42) per weighted average basic and diluted share, for the same period in the prior fiscal year. The increase in net loss and net loss per share in the three months ended July 31, 2020 as compared to the same period in the prior fiscal year primarily due to the decrease in revenue and increase in research and development expenses in the three months ended July 31, 2020.

•

Cash: Cash, cash equivalents and marketable securities were $64.3 million as of July 31, 2020, compared to $67.7 million as of April 30, 2020. The decrease in net cash position was due to increased spending, primarily on research and development activities.

About KalVista Pharmaceuticals, Inc.

KalVista Pharmaceuticals, Inc. is a pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors for diseases with significant unmet need. The initial focus is on inhibitors of plasma kallikrein, which is an important component of the body’s inflammatory response and which, in excess, can lead to increased vascular permeability, edema and inflammation. KalVista has developed a proprietary portfolio of novel, small molecule plasma kallikrein inhibitors initially targeting hereditary angioedema (HAE) and diabetic macular edema (DME). KalVista has created a structurally diverse portfolio of oral plasma kallikrein inhibitors and is advancing multiple drug candidates for HAE as well as DME. KalVista has selected KVD900 as its program to be advanced as an on-demand therapy for acute HAE attacks and is conducting a Phase 2 proof-of-concept study in HAE patients with data expected in the fourth quarter of 2020. KVD824 is in development for prophylactic treatment of HAE with a Phase 2 clinical trial planned to commence in late 2020. In DME, an intravitreally administered plasma kallikrein inhibitor known as KVD001, completed a Phase 2 clinical trial in 2019.

For more information, please visit www.kalvista.com.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties, including the potential impact of COVID-19, that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, KalVista’s expectations about future clinical trial timing and results, its ability to commence or complete clinical studies and to obtain regulatory approvals for KVD824, the ability of KVD900 and KVD824 to treat HAE, and the sufficiency of our cash, cash equivalents and investments to fund our operations. Further information on potential risk factors that could affect our business and its financial results are detailed in our annual report on Form 10-K filed on July 1, 2020, our quarterly report on Form 10-Q for the three months ended July 31, 2020, when filed, and other filings we may make from time to time with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

KalVista Pharmaceuticals, Inc.

Leah Monteiro

Senior Director, Corporate Communications & Investor Relations

857-999-0808

leah.monteiro@kalvista.com

KalVista Pharmaceuticals Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(Unaudited)

	July 31,	April 30,
	2020	2020
Assets
Current assets:
Cash and cash equivalents	$18,014	$15,789
Marketable securities	46,317	51,925
Research and development tax credit receivable	12,638	16,527
Prepaid expenses and other current assets	3,256	4,455
Total current assets	80,225	88,696
Property and equipment, net	2,019	2,043
Right of use assets	1,480	1,612
Other assets	178	178
Total assets	$83,902	$92,529
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,774	$1,677
Accrued expenses	6,170	5,455
Lease liability - current portion	513	588
Total current liabilities	8,457	7,720
Long-term liabilities:
Lease liability - net of current portion	1,010	1,057
Total long-term liabilities	1,010	1,057
Stockholders’ equity:
Common stock, $0.001 par value	18	18
Additional paid-in capital	208,442	207,208
Accumulated deficit	(132,406)	(121,592)
Accumulated other comprehensive loss	(1,619)	(1,882)
Total stockholders’ equity	74,435	83,752
Total liabilities and stockholders' equity	$83,902	$92,529

KalVista Pharmaceuticals Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended
	July 31,
	2020	2019

Revenue	$—	$3,369
Operating expenses:
Research and development	11,165	9,686
General and administrative	3,278	3,247
Total operating expenses	14,443	12,933
Operating loss	(14,443)	(9,564)

Other income:
Interest income	259	590
Foreign currency exchange rate gain (loss)	438	(453)
Other income	2,932	2,089
Total other income	3,629	2,226
Net loss	$(10,814)	$(7,338)

Net loss per share, basic and diluted	$(0.61)	$(0.42)

Weighted average common shares outstanding, basic and diluted	17,848,583	17,488,997

KalVista Pharmaceuticals Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ended
	July 31,
	2020	2019

Cash flows from operating activities
Net loss	$(10,814)	$(7,338)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	128	121
Stock-based compensation expense	1,188	1,074
Realized gain from sale of marketable securities	(70)	(29)
Non-cash operating lease expense	8	1
Amortization of premium on marketable securities	68	35
Foreign currency exchange (gain) loss	(432)	454
Changes in operating assets and liabilities:
Research and development tax credit receivable	4,462	(2,060)
Prepaid expenses and other current assets	1,301	561
Accounts payable	35	392
Accrued expenses	538	(1,117)
Deferred revenue	—	(3,369)
Net cash used in operating activities	(3,588)	(11,275)

Cash flows from investing activities
Purchases of marketable securities	(9,807)	(19,646)
Sales and maturities of marketable securities	15,342	18,214
Acquisition of property and equipment	(22)	(98)
Net cash provided by (used in) investing activities	5,513	(1,530)

Cash flows from financing activities
Issuance of common stock, net of offering expenses	—	11,422
Issuance of common stock from equity incentive plans	46	32
Finance lease principal payments	—	(54)
Net cash provided by financing activities	46	11,400
Effect of exchange rate changes on cash and cash equivalents	254	(494)
Net increase (decrease) in cash and cash equivalents	2,225	(1,899)
Cash and cash equivalents at beginning of period	15,789	32,006
Cash and cash equivalents at end of period	$18,014	$30,107

Contact:

KalVista Pharmaceuticals, Inc.

Leah Monteiro

Senior Director, Corporate Communications & Investor Relations

857-999-0808

leah.monteiro@kalvista.com